Exhibit 5.12

March 12, 2019

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as Oklahoma counsel to the entities listed on Schedule I attached hereto (the “Oklahoma Subsidiary Guarantors”), in connection with the Oklahoma Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Securities Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about March 12, 2019.

In rendering the opinions in this letter, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, and such corporate and limited liability company records, agreements, organizational documents, and other instruments, and such certificates or comparable documents of public officials and of officers, directors, managers and member or shareholder of the Oklahoma Subsidiary Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions.

In rendering the opinions, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters stated in the documents and this letter. We did not participate in the negotiation or preparation of the Indenture and have not advised the Issuers or the Oklahoma Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or copies and the authenticity of the originals of such copies. As to all questions of fact material to the opinions expressed in this letter, we have relied upon certificates or comparable documents of officers, directors, managers, and member or shareholder of the Oklahoma Subsidiary Guarantors and have assumed that such matters remain true and correct through the date hereof.

Based on the foregoing, and subject to the assumptions, limitations, and qualifications in this letter, we are of the opinion that:

1. Each of the Oklahoma Subsidiary Guarantors is validly existing under the laws of the State of Oklahoma.

2. Each of the Oklahoma Subsidiary Guarantors has the requisite corporate or company power to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Securities Guarantees.

3. The Debt Securities Guarantees, upon being duly authorized by all necessary corporate or company action, executed by an authorized signatory, and delivered, will be validly authorized, executed, and delivered for corporate or company purposes by each of the Oklahoma Subsidiary Guarantors.

The opinions expressed in this letter are limited in all respects to the laws of the State of Oklahoma as in effect on the date of this letter. We express no opinion about the laws of any other jurisdiction.

The opinion in 1 above is based solely on our review of certificates of good standing and copies of the certificate of incorporation, bylaws, certificate of limited liability company, and articles of organization for the Oklahoma Subsidiary Guarantors as certified by the Oklahoma Secretary of State or the Secretary of the applicable Oklahoma Subsidiary Guarantor, as the case may be. By “validly existing” in the opinion in 1 we mean each Oklahoma Subsidiary Guarantors is a limited liability company existing under the Oklahoma Limited Liability Company Act or a corporation existing under the Oklahoma General Corporation Act.

We have assumed that Kay County Hospital Corporation is a wholly owned subsidiary of Parent and the execution, delivery, and performance of the Debt Securities Guarantee is necessary or convenient to the conduct, promotion, or attainment of the business of Kay County Hospital Corporation.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Simpson Thacher & Bartlett LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation

Schedule I

Oklahoma Subsidiary Guarantors

Clinton HMA, LLC

Kay County Hospital Corporation

Kay County Oklahoma Hospital Company, LLC

Marshall County HMA, LLC

Seminole HMA, LLC